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                                                                     EXHIBIT 2.3


                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

         This First Amendment to Asset Purchase Agreement (this "First Amendment"), dated as of February 26, 2004, is entered into by and between Digital Data Networks, Inc., a Washington corporation ("Seller"), and InTransit Media, Inc., a Texas corporation ("Buyer").

         WHEREAS, Buyer and Seller entered into that certain Asset Purchase Agreement dated January 30, 2004 (the "Agreement");

         WHEREAS, Buyer and Seller have agreed to the terms of this First Amendment in order to clarify and amend certain terms of the Agreement, as set forth herein.

         NOW THEREFORE, the parties hereto agree as follows:

         1. Section 2.1(c) of the Agreement is hereby deleted and replaced in its entirety with the following:

                  "(c) Seller shall have received or obtained all third party, board of director and shareholder consents and approvals that are necessary for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any Assumed Contract, in each case on terms reasonably satisfactory to Buyer; provided, however, that Buyer hereby agrees and acknowledges that Seller shall not be required to obtain the consent or approval of
         (i) Dallas Area Rapid Transit ("DART"), in connection with (A) Contract No. C-95000208, as amended, between Seller and DART (the "DART Contract"), (B) that certain Promissory Note dated October 29, 1997, in the original principal amount of $144,660.00, issued to DART by Seller (the "DART Note"), or (C) that certain Security Agreement dated December 9, 1997, between Seller and DART, entered into in connection with the DART Note (the "DART Security Agreement") (collectively, the DART Contract, the DART Note, and the DART Security Agreement shall be referred to herein as the "DART Agreements"), or (ii) Maple Country Ltd., a Texas limited partnership ("Landlord"), in connection with that certain Lease Agreement dated as of November 19, 1993, between a predecessor-in-interest to Landlord and Seller, as amended (the "Office Lease")."

         2. Section 2.1(d) of the Agreement is hereby deleted and replaced in its entirety with the following:

                  "(d) Buyer and Seller shall have received or obtained all governmental and regulatory consents and approvals that are necessary for the consummation of the transactions contemplated hereby, in each case on terms reasonably satisfactory to Buyer; provided, however that Buyer hereby agrees and acknowledges that, to the extent that DART might be construed to be a governmental entity, Seller shall not be required to obtain the consent or approval of DART in connection with any of the DART Agreements."

         3. Section 3.3 of the Agreement is hereby deleted and replaced in its entirety with the following:

                  "3.3 Binding Obligation. This Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy or insolvency laws or other laws generally relating




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         to creditors' rights, or by general equitable principles), and the transfer and sale to Buyer of the Purchased Assets contemplated herein will not conflict with or violate the terms of any agreement to which Seller is a party, other than the DART Agreements and the Office Lease."


         4. Section 3.4 of the Agreement is hereby deleted and replaced in its entirety with the following:

                  "3.4 Title to Purchased Assets; No Liens. Seller has good and marketable title to, and the transfer and sale to Buyer contemplated herein will vest Buyer with good and marketable title to, the Purchased Assets, free and clear of all Liens, except for (a) Liens for real estate taxes, assessments and other governmental levies, fees or charges imposed which are not yet due and payable as of the Closing Date, or which are due and payable but not yet delinquent or the amount or validity of which is being contested by Seller in good faith by appropriate proceedings, (b) mechanics and similar statutory Liens for labor, materials or supplies provided or incurred in the ordinary course of business for amounts which are not delinquent, (c) zoning, building and other land use laws imposed by any governmental authority which are not violated by the current use or the operation of the Purchased Assets, (d) Liens for any financing secured by any Purchased Assets, which Liens will be released on the Closing Date, (e) easements, covenants, conditions, restrictions and other similar matters of record affecting title which would not materially impair the continued use or operation by Buyer of the Purchased Assets, and (f) that certain equipment named in the DART Note that has been pledged as collateral for said note under the DART Security Agreement (the "DART Collateral") (the items in clauses (a) through (f) above being collectively referred to herein as the "Permitted Liens")."

         5. The following covenant is hereby inserted as Section 6.4 of the Agreement:

                  "6.4 DART Agreements. In the event that the consummation of the transactions contemplated by this Agreement cause a default under the DART Agreements, then Buyer shall take all action necessary to remedy such default to the full satisfaction of DART, including, but not limited to, transferring the DART Collateral to DART pursuant to the DART Agreements, or, at the election of DART, paying the DART Note in full upon the acceleration thereof pursuant to the DART Agreements. Furthermore, if an event of default occurs under the DART Note for any reason, and DART commences an action against Seller to recover the DART Collateral, Buyer shall transfer the DART Collateral back to Seller (or, upon Seller's written consent, directly to DART) in order to allow Seller to deliver the DART Collateral to DART."

         6. Except as expressly amended hereby, the Agreement remains in full force and effect. Capitalized terms that are not defined herein shall have the same meaning assigned to them in the Agreement.

                  [Remainder of page intentionally left blank.]



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         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered as of the date first above written.

         This First Amendment to Agreement may be executed in one or more identical counterparts, including by facsimile signature, each of which shall be deemed to be an original and all of which together shall be deemed to be one instrument.


                                           SELLER:

                                           DIGITAL DATA NETWORKS, INC.


                                           By: /s/ Donald B. Scott
                                               --------------------------------
                                                    Donald B. Scott
                                                    President


                                           BUYER:

                                           INTRANSIT MEDIA, INC.


                                           By: /s/ Richard J. Boeglin
                                               --------------------------------
                                                    Richard J. Boeglin
                                                    President



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